SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 16, 2007

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Juris-	(Commission	(I.R.S. Employer
diction of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavík, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01  Regulation FD Disclosure

On November 16, 2007, deCODE genetics, Inc. issued the following press release:

deCODE Launches deCODEme™

The company that has led in the discovery of genes that confer risk of common diseases is empowering individuals to explore their own genome

Reykjavik, ICELAND, Nov. 16, 2007 – deCODE genetics (Nasdaq:DCGN) today announced the launch of deCODEme™, a pioneering service that enables individuals to get a detailed look at their own genome.

Through your subscription to deCODEme™, you can learn what your DNA says about your ancestry, your body —traits such as hair and eye color— as well as whether you may have genetic variants that have been associated with higher or lower than average risk of a range of common diseases. This information will be continually updated as new discoveries are made.

Subscribers will create a secure password-controlled personal account. Just a few weeks after sending in a simple cheek swab, customers will receive expert analysis of more than a million key variants across their genome, accessible through an easy-to-use and intuitive user interface.

With deCODEme™, your DNA is in the hands of a global leader in human genetics. In more than a decade of pioneering research, deCODE has analyzed the genomes of hundreds of thousands of people from around the world, developing an unrivalled track record in gene discovery, in systems for genetic analysis, as well as data and privacy protection. deCODEme™ puts this expertise to work for you. The introductory promotional price of a subscription to deCODEme is $985. Starting today, deCODEme™ is accepting subscription orders and we will be soliciting feedback from these first customers to optimize the service experience. To learn more about deCODEme™ and how to order, visit www.deCODEme.com, and watch the webcast announcement today at 9AM am EST through deCODE’s website, www.decode.com.

“We are pleased to announce the launch of this ground breaking service. Just a few short years after the first completed sequencing of a human genome in 2003, it is now possible to analyze on a single computer chip a large proportion of all of the variations in the genome that make each and every one of us unique. Your genome is yours to discover. In an era when we are encouraged to take greater personal control of our lifestyle and health, we believe we should all have the opportunity to learn what our own genome can tell us about ourselves,” said Kari Stefansson, MD, PhD, CEO of deCODE. “You have the opportunity to take advantage of the best that science has to offer when you learn about disease risks associated with your genetic variations and ancestry with deCODEme™ and you have the opportunity to engage in a fun and interesting exchange when you compare your results to those of your friends. This service is about you, and so we will integrate the feedback that we get from our first subscribers to continue to optimize it, to make deCODEme™ what you want it to be. We invite you to learn more about the service and yourself.”

deCODEme™ – It’s all about you

deCODEme™ is a unique way to get to know yourself better — from the inside out. Our genomes are more than 99% identical, but in that one percent are millions of tiny variations that make you unique. Through deCODEme™ you can take steps toward learning how your genome makes you unique, in the context of cutting edge science and in ways that are both fascinating and informative. You can learn about your ancestry, about obvious and potentially quirky traits, and whether you have certain genetic variations that are known to be associated with an above or below average risk of certain common diseases. You can even decide with family and friends to compare genomes and discover which blocks of DNA code you share. As new discoveries are made, you will receive updates and be able to check your genome against the breakthroughs in the headlines.

When you open your deCODEme™ account you create your own username and password and have full control of information and data comparison with your friends and family. You can even create an anonymous account if you wish. And if you have questions, you can consult with our experts at no additional cost. Best of all, you have the peace of mind of knowing that deCODEme™ is offered by deCODE genetics – a proven leader in the field.  When your DNA comes to us, our expert staff analyze it and post it to a secure web portal right here at deCODE. Neither your sample nor any of your data will be accessible to or shared with anyone but you and those that you designate.

About deCODE

deCODE genetics (Nasdaq:DCGN) is a global leader in applying human genetics to develop drugs and diagnostics for common diseases. Our population approach has enabled us to discover and target key biological pathways involved in conditions ranging from heart attack to cancer. We are turning these discoveries into new medicine to better treat and prevent many of the biggest challenges to public health. deCODE is delivering on the promise of the new genetics SM. Visit us on the web at www.decode.com, and on our diagnostics site at www.decodediagnostics.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE  undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

The deCODEme services are being offered by deCODE’s Icelandic subsidiary, deCODE genetics ehf.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

By:	/s/ KARI STEFANSSON
Kari Stefansson,
President, Chief Executive Officer

Dated: November 20, 2007